FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer
Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations, Inc. Announces Record Sales and EPS for
the Year and Declares Quarterly Dividend

St. Louis, MO., February 2, 2011 – Young Innovations, Inc. (NASDAQ –YDNT) today announced record sales and earnings per share for the year ended December 31, 2010.

Sales for the fourth quarter of 2010 were $25.9 million, an increase of $1.3 million, or 5.4%, from the $24.5 million reported in the fourth quarter of 2009. Income from operations increased 6.3% to $5.8 million in the fourth quarter of 2010 from $5.5 million in the prior year quarter. Net income increased 6.8% to $3.8 million, compared with $3.5 million in the fourth quarter of 2009. Diluted earnings per share increased 7.1% in the fourth quarter of 2010 to $0.47 from $0.44 in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.03 and $0.04 for the quarters ended December 31, 2010 and 2009, respectively.

Sales for the year ended December 31, 2010 were $102.8 million, up 5.2% from $97.7 million in the prior year. Income from operations increased 6.9% to $23.0 million in 2010 from $21.5 million in the prior year. Net income for fiscal year 2010 was $14.9 million, up 10.8% from $13.5 million in the prior year. Diluted earnings per share were $1.86 for the twelve months ended December 31, 2010, an increase of 10.0% from $1.69 in 2009. Diluted earnings per share were affected by equity compensation expense of $0.14 in both 2010 and 2009.

We are once again pleased with the overall strength of our sales in the quarter. Increased demand for our diagnostic products as well as steady demand for our consumables products drove a solid overall increase in sales for the fourth quarter. A stronger U.S. dollar negatively impact sales by $130,000 during the fourth quarter and $257,000 for the full year 2010.

As previously announced, in addition to the quarterly cash dividend of $.04 per share, the Company issued a special, one-time, cash dividend of $1.00 per share in the fourth quarter of 2010. Our strong balance sheet enabled us to pay this dividend to our shareholders while still preserving significant capacity to invest in strategic growth opportunities as we ended the year with approximately $6 million in long-term debt.

We are pleased with our overall results for the year. We made continued progress in executing on the key elements of our strategy to drive internal growth through new product development, enhancing customer relationships and improving operating efficiencies. As a result, we believe the Company is well-positioned to capitalize on future growth opportunities.

The company also announced that on January 31, 2011 the Board of Directors declared a quarterly dividend of $0.04 per share, payable by the Company on March 15, 2011 to all shareholders on record on February 15, 2011.

A conference call has been scheduled for Thursday, February 3, 2010 at 11:00 a.m. Central Time and can be accessed through InterCall at http://tinyurl.com/Quarter42010 or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995.  Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions.  These statements are not guarantees of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.  Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements.  These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
December 31, 2010 and December 31, 2009
(in thousands, except per share data)

	(Unaudited)
	December 31	December 31
Assets	2010	2009
Current assets
Cash	$741	$67
Accounts receivable, net	11,721	11,397
Inventories	17,260	14,816
Other current assets	4,861	4,849
Total current assets	34,583	31,129

Property, plant and equipment, net	33,162	33,668
Goodwill	80,289	80,374
Other intangible assets	11,579	12,097
Other assets	2,012	2,732

Total assets	$161,625	$160,000

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$10,700	$8,377
Total current liabilities	10,700	8,377

Long-term debt	6,100	13,979
Long-term secured borrowing	56	550
Deferred income taxes	17,417	15,947
Other noncurrent liabilities	248	282
Total liabilities	34,521	39,135

Stockholders' equity
Common stock	102	102
Additional paid-in capital	24,190	23,985
Retained earnings	151,458	145,756
Common stock in treasury, at cost	(48,484)	(49,090)
Accumulated other comprehensive income (loss)	(162)	112
Total stockholders' equity	127,104	120,865

Total liabilities and stockholders' equity	$161,625	$160,000

Young Innovations, Inc.
Consolidated Statements of Income
(In thousands, except earnings per share data)
(Unaudited)
(In Thousands USD)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2010	2009	Change	2010	2009	Change

Net Sales	$25,860	$24,531	5.4%	$102,842	$97,737	5.2%
Cost of Goods Sold	$11,678	10,903	7.1%	$45,681	43,166	5.8%
Gross Profit	$14,182	$13,628	4.1%	$57,161	$54,571	4.7%
% of Net Sales	54.8%	55.6%		55.6%	55.8%

Selling, General and Administrative Expense	$8,342	8,135	2.5%	$34,141	33,033	3.4%
% of Net Sales	32.3%	33.2%		33.2%	33.8%

Income from Operations	5,840	5,493	6.3%	23,020	21,538	6.9%
% of Net Sales	22.6%	22.4%		22.4%	22.0%

Interest expense, net	59	158		322	665
Other (income) expense, net	(21)	38		(107)	133

Income Before Taxes	5,802	5,297	9.5%	22,805	20,740	10.0%

Provision for Income Taxes	2,042	1,777		7,868	7,259

Net Income	$3,760	$3,520	6.8%	$14,937	$13,481	10.8%
% of Net Sales	14.5%	14.3%		14.5%	13.8%

Basic Earnings Per Share	$0.47	$0.44	6.8%	$1.87	$1.71	9.4%

Basic Weighted Average Shares Outstanding	7,966	7,924		7,969	7,881

Earnings Per Share (Diluted)	$0.47	$0.44	6.8%	$1.86	$1.69	10.1%

Diluted Weighted Average Shares Outstanding	8,036	8,059		8,037	7,966